Shell Oil Products US
Commercial Fuels
United Fuels dba Eddins Walcher Company                             June 1, 2002
405 N. Marienfeld
Midland, TX 77XX

In response to the competitive offer you have confirmed with Shell Oil Products of receiving, the following contract is offered.

QUANTITY	PRODUCT	PRICE EX TAXES	F.O.B
See below	See below	See below	Odessa, TX, EI Paso, TX,
Other terminals upon agreement

Quantity & Product:
Volume: * net gallons in June, 2002, with * increase each month for the first twelve months of the contract. Contract gallons include low and high sulfur diesels, and unleaded, mid grade and premium conventional 9# gasoline, No other products will be included to meet the contract volumes.

Price Ex Taxes:
The price for Diesel products at Odessa and El Paso, TX Shell Oil Products terminals will be the Shell Oil Products posted price for specific product *. The price for Conventional gasoline products at Odessa and El Paso, TX Shell Oil Products terminals will be the Shell Oil Products posted price for specific product *. Prices normally are subject to change on a day to day basis without notice.

Additional conditions of contract:

1)This agreement is for the time period June 1, 2002 through October 31, 2005 and supercedes and cancels the existing contract between Shell Oil Products US, successor company to Equilon  Enterprises and Eddins Walcher Company. Any cancellation by Eddins Walcher within the contract period will be for cause only.
2) Shell Oil Products US will pay to Eddins Walcher a rebate of * per month for each of the first six months of the contract period provided that each months purchases by Eddins Walcher Company meets or exceeds the contract minimum volume. Shell Oil Products US will pay to Eddins Walcher a rebate of * per month for each of the second six month of the contract period provide that each months purchases by Eddins Walcher Company meets or exceed the contract minimum volume.
3) If during this contract period, the minimum quantity is not purchased, Shell Oil Products US reserves the right to cancel this agreement and repayment of cash rebates will be required.
4) The cash rebates will be paid upon confirmation by Shell Oil Products US accounting records each month of volume purchased. The rebate will be paid by Shell Oil Products by the 15th of the month following business via EFT credit to customer's account.
5) Payment terms for all products are net 10 days EFT.

SHIPMENT: In accordance with attached schedules, or riders.
                       Upon acceptance, the terms of this contract will be controlling.

ACCEPTED BY:	Shell Oil Products US
/s/ Scott Heller____________________	/s/ Eddisu Barker_______________
Date July 11 2002	Date July 15 2002

_____________
[*] Confidential information has been omitted and separately filed with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

PROVISIONS OF AGREEMENT

Entirely of Agreement-No prior stipulation, agreement or understanding of the parties or their agents shall be valid or enforceable unless embodied in this agreement or covered by these provisions.

Delivery-Unless otherwise stated in this agreement, delivery shall be deemed complete when goods, properly consigned, are placed free on board cars, boats, or other vehicles.

Waiver-The right of either party to require strict performance by the other of any and/or all obligations imposed upon the other by this agreement shall not in any way be affected by any previous waiver, forbearance or course of dealing.

Insurance-Purchaser shall secure and maintain in effect any combination of primary general liability and excess liability coverage and any combination of automobile liability for owned, hired, and non-owned automotive equipment with a limit of liability of not less than $1,000,000 per occurrence, bodily injury and property damage combined, results from or at the time of Purchaser's presence at the premises where delivery of product sold hereunder is made onto or into Purchaser's vehicle(s).

Purchase Orders-If you issue a purchase order, it must contain the following statement: "This Purchase Order is issued as acceptance of your quotation of June 1,2002 and of all the term and conditions set forth in the face, and applicable "Provisions of Agreement" set forth reverse side thereof. These terms, condition, provisions, take precedence over any terns, condition, and provisions stated in our purchase order unless expressly agreed to in writing by "Shell oil Products US"

Warranties-There are no warranties which extend beyond the description of the face hereof, and Seller makes no warranty of any kind, express of implied, whether of fitness, merchantability or otherwise. Buyer assumes all risk whatsoever s to the result of the use of the materials purchase and Seller shall have no liability whatsoever for consequential damages.

Force Majuere: Failure (in whole or in part) or delay on the part of either party in the performance of any of the obligations imposed upon such party hereunder shall be excused and such party shall not be liable for damages or otherwise on account thereof, when such failure or delay is the direct or indirect result of any of the following causes, whether or not existing at the date of hereof, and whether or not reasonably within the contemplation of the parties at he date hereof, namely: Acts of God, earthquakes, fire, flood or the elements, malicious mischief, insurrection, riot, strikes, lockouts, boycotts, picketing, labor disturbances, public enemy, war (declared or undeclared), compliance with any federal, state, or municipal law, or with any regulations, order, rule, recommendation, request or suggestion (including, but not limited to, priority, rationing or allocation orders of regulations of governmental agencies, or authorities or representatives of any government (foreign or domestic) acting under claim or color of authority; total or partial failure or loss or shortage of all or any part of transportation facilities ordinarily available to and used by a party hereto in the performance of the obligations imposed by this agreement, whether such facilities are such party's own or those of other; or, if failure or delay be that of Seller, total or partial loss or shortage of raw or component materials or products ordinarily required by Seller; the commandeering or requisitioning by civil or military authorities of any raw or component materials, products, or facilities; including, but not limited to producing, manufacturing, transportation and delivery facilities, perils or navigation, even when occasioned by negligence, malfeasance, default, or errors in judgment of the pilot, master, mariners or other servant of the ship's owner; or any cause whatsoever beyond the control of either party hereto, whether similar to or dissimilar from the causes herein enumerated.

If by reason of any of said causes, Seller is unable to make deliveries to all its customers (whether under contract or not) its failure in whole or in part to make deliveries to Purchaser, while delivering to others, shall not be a breach of this agreement and in such event Seller may, but shall not be obligated to, prorate its available supply.

Upon cessation of the cause or causes for any such failure or delay, performance hereof shall be resumed, but such failure or delay shall not operate to extend the term of this agreement nor obligated to prorated its available supply.

Sellers may suspend deliveries so long as its cost of performance is increased and the increased cost cannot be recovered by an equivalent increase in the process to be paid by Purchaser.

Nothing herein contained shall excuse Purchaser from paying Seller, when due, any amounts payable hereunder or pursuant hereto.

Tetraethyl Lead-Treated Gasoline –Purchaser shall comply with all applicable rules and regulations in existence as well as those which have been or may hereafter be issued by the Surgeon General of the Untied States Public Health Services or any governmental agency and shall have his employees properly instructed in respect to the same.

Payments-the Purchaser shall pay for goods without discount, or deduction except as stated in this agreement; and if at any time the financial responsibility of the Purchaser shall become impaired or unsatisfactory to the Seller or in the Seller's opinion inadequate to meet the obligations hereunder, cash payments or satisfactory security may be required. A failure to pay any amount when due may at the option of the Seller terminate this agreement as to further deliveries.

Claims-Any claims for defect or variance in quality or shortage in quality shall be made, and the Seller shall be notified and given an opportunity to inspect, within two days after the product or goods are delivered, except that if delivery is made in equipment furnished by the Seller such notice and opportunity shall be given before the product or goods are unloaded, and if delivery is made in equipment furnished by the Purchaser such notice and opportunity shall be given before the products or goods move from point of shipment. If equipment furnished by the Seller is in bad order or leaking the Purchaser shall notify the carrier and secure examination by the authorized agent of the carrier as to the condition of the condition of the shipment before the same is unloaded. Failure of the Purchaser to comply with these requirements shall operate as a waiver of any and all claims by the Purchaser.

Taxes-Purchasers assumes the payment of all domestic and foreign taxes and/or duties now or hereafter imposed directly or indirectly, on (1(the goods covered by this agreement and/or (b) the production, manufacture, transportation, sale, use and/or other handling of said goods, and/or (c) the production, manufacture, transportation, purchase, sale, use, exportation, importation and/or other handling of any material contained in said goods or from which said goods are wholly or partly refined or manufactured, and/or (d) the Seller on account of the sale or measured by the sales price of said goods; and the Seller may bill Purchaser for such tax or duty and the Purchaser shall pay the amount thereof.

Governmental Price Control-If Seller's right to charge or receive any price payable pursuant hereto, or to revise any such price as herein provided, is restricted or prohibited by law, regulation or order of any Governmental authority, Seller may, from time to time upon thirty (30) days prior written notice to Purchaser, terminate the provisions of this agreement insofar as they apply to the product or products, the price or prices for which are so restricted prohibited. Upon the expiration of said thirty days, it is understood that any such product or products shall be deemed deleted from this agreement but that this agreement shall otherwise continue to remain in full force and effect.

Price Adjustment-If the prices hereunder are to be determined by reference to Seller's price postings, listings or schedules, Seller reserves the right to change the prices so posted, listed or scheduled prices then currently effective.

If the prices hereunder are specifically set forth in dollars and cents and there are no other provisions herein or price adjustments based upon published or other generally available price information, Seller reserves the right to increase such prices at any time wit respect to any product or products without prior written notice to Purchaser. In the event any such increase is unacceptable to Purchaser. Purchaser shall have the right, to elect to discontinue further purchases hereunder with respect only to the particular products or products for which the price herein provided is proposed to be increased by Seller, said election to be effective at the time stated in said notice form Purchaser. Notwithstanding such election by Purchaser, this contract shall remain in full force and effect in accordance with its provisions as respects any other product or products. On the failure of Purchaser to exercise this right of election, the increase in price shall become effective.

Product Quality Maintenance-Purchaser shall not mix Texaco brand products one with another or mix or adulterate Texaco brand products with petroleum products of others or with any chemicals or other material whatsoever.

Monthly Shipments-If this agreement extends over a period of month, shipment or deliveries shall be made in equal monthly quantities, subject to reasonable seasonal variation as determined by the Seller; provided that, subject tot he other provisions of this agreement, the agreed quantity must be taken within the time fixed.

Approximate Quantities-In case deliveries are made in carload, boatload, transport truck or tankwagon lots, deliveries within ten percent of amounts called for by this agreement or installment thereof shall be deemed sufficient deliveries by the Seller, only the actual amounts delivered to be paid for.

Trademarks and Brands-Purchaser shall sell products hereunder only under Texaco brand names and shall have the right to use the trademarks and brand names or Seller, but only for the purpose of properly identifying and advertising Texaco brand products handled by Purchase and in a manner and in forms satisfactory to Seller in Seller's sole judgment. Purchaser shall not sell products purchaser from other under the trademarks or brand names of Seller.

Assignability-This agreement shall not be assigned by the Purchaser without the written consent of the Seller.

Practicality-In the event Seller's capacity to perform as to all or some of its customers, including Purchaser as to all or any of the products covered by this agreement, becomes impracticable, in Seller's sole judgment, for any reason whatsoever, Seller shall be relieved of this obligation to perform hereunder and shall not be liable for damages or otherwise obligated to Purchaser by the reason of any delay or non-delivery in whole or in part. Seller shall reasonably notify purchaser in writing of its lack of capacity to perform by mail addressed to Purchaser. In such notification Seller shall advise Purchaser the quantities, if any, Seller will be able to supply Purchase in the foreseeable future. Purchaser shall be obligated to purchase such reduced quantities where Seller has advised Purchaser that such reduced quantities where Seller has advise Purchaser the quantities that such shall thereupon terminate. Nothing herein shall be construed to extend the contract period beyond the term provided for in this agreement or to relieve either party of its obligation to pay, when due any amounts which have accrued hereunder or pursuant hereto.

Definition-As used herein the term "barrel" means 42 gallons or 231 cubic inches.

Freight rates-The price mentioned in this agreement are base on existing freight rates, and if under this agreement the Seller is to pay freight, then in case the rates are increase or diminished these prices shall be increased or diminished accordingly.

General Provisions-Any increase in Seller's cost for truck transportation subsequent to the date hereof, may be added by Seller to price, which increase Purchaser agrees to pay to Seller.
Price is base on unloading time not on exceed one hour per full truckload from time of arrival at destination. Should truck be detained beyond one hour, the Purchaser shall pay additional cost incurred by Seller for time in excess of one hour.

Sheller shall not be liable for any loss, damage, injury, or other casualty to the premises where delivery is made, or to the person or property of Purchaser, arising out of or by reason of any delivery made hereunder, unless such loss, damage, injury or other casualty I caused solely by negligence of Seller in making such delivery. Claim for such damage, injury or other casualty is caused solely by negligence of Seller in making such delivery. Claim for such damage must be made in writing within seven days after delivery, or else the claim shall be waived.

Purchaser hereby authorized janitor, superintendent, caretaker or other agent or occupant of the premised to sign receipts for deliveries at aforesaid premises, which signed receipts, shall be binding on the Purchaser. It is understood that Seller shall have ready access to premises for purposes of delivery without unnecessary delay and the hose connection form trucks are to be made to curb fill boxes. If other tan curb fill deliveries are required, Seller may at its option terminate this contact at any time without further obligation to Purchaser.

Approval and Signing by Seller-This agreement shall not be binding on Shell Oil Products US until approved and signed on its behalf by a duly authorized officer or employee. Commencement of performance hereunder prior to such approval and signing shall in no case be construed as a waiver by Shell Oil Products US of the foregoing requirement.